SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


 Name:     THE 1998-1 TEES TRUST

 Address of Principal Business Office (No. & Street, State, Zip Code):

           c/o Puglisi & Associates
           850 Library Avenue
           Suite 204
           Newark, Delaware 19715

 Telephone Number (including Area Code): (302) 738-6680

 Name and address of agent for service of process:

           c/o Puglisi & Associates
           850 Library Avenue
           Suite 204
           Newark, Delaware 19715

 CHECK APPROPRIATE BOX:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
 YES [x]  NO [ ]



                                   SIGNATURES

       Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The State of Delaware on the 18th day of September, 1998.


                                THE 1998-1 TEES TRUST


                                By: /s/ Donald J. Puglisi
                                   _____________________________
                                   Donald J. Puglisi
                                   Trustee


                                By: /s/ William R. Latham III
                                   _____________________________
                                   William R. Latham III
                                   Trustee



 Attest:


 By: /s/ James B. O'Neill
    ____________________
    James B. O'Neill
    Trustee